EXHIBIT 99.1

Media Contacts:
Jeff Baker	Bill Bartkowski
President and CEO	Partner
Analysts International	MeritViewPartners
Phone: (952) 835-5900	Phone: (612) 605-8616
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Analysts International Corrects Erroneous Third Party News Report

Company Has Not Filed for Share Offering

MINNEAPOLIS, July 28, 2006 - Analysts International (NASDAQ: ANLY) announced this morning that the Company is the subject of an incorrect report on Briefing.com, Bloomberg News and various other subscription news services. The report stated that the Company has filed for a share offering by selling shareholders. The Company has made no such filing and has taken steps to have the services responsible for distributing the report correct it or retract it as soon as possible.

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